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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
  Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                        Commission File Number 333-44028

                     ATX Telecommunications Services, Inc.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


                                50 Monument Road
                        Bala Cynwyd, Pennsylvania 19004
                                 (610) 668-6300
            ________________________________________________________
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.01 per share
           __________________________________________________________
            (Title of each class of securities covered by this Form)


                                      none
          ___________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [X]           Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)    [ ]           Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)    [ ]           Rule 15d-6              [ ]
        Rule 12h-3(b)(1)(i)     [ ]


     Approximate number of holders of record as of the certificate or notice date: four

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     Pursuant to the requirements of the Securities Exchange Act of 1934, ATX
Telecommunications Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                ATX TELECOMMUNICATIONS SERVICES, INC.



                                By: /s/ Thomas Gravina
                                -------------------------------
                                Name: Thomas Gravina
                                Title: Co-President, Co-Chief Operating Officer, Assistant Secretary and Director


Date: August 23, 2000